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                                 EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT (this "Agreement") by and between Bristol Hotel Company, a Delaware corporation (the "Company"), and John A. Beckert (the "Executive") is entered into on April ___, 1997 but effective as of the effective time of the merger (the "Merger") contemplated under that certain Agreement and Plan of Merger dated as of December 15, 1996 among Holiday Corporation, Holiday Inns, Inc. and the Company (the "Commencement Date").

       In consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

       1. Employment. The Company will continue to employ the Executive, and the Executive hereby accepts such continued employment, on the terms and conditions set forth herein.

       2. Term. The term of this Agreement (the "Term") will commence as of the Commencement Date and, subject to Section 9, will expire on the day before the fourth anniversary of the Commencement Date; provided, however, that commencing on the fourth anniversary of the Commencement Date and each anniversary thereafter the Term will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than 90 calendar days prior to the otherwise scheduled expiration of the Term, that it or he does not want the Term to so extend.

       3. Title, Duties, Responsibilities and Authority of the Executive. During the Term, and in accordance with the Company's Bylaws, the Executive will be the Chief Operating Officer and Executive Vice President of the Company and will have such duties and responsibilities as may from time to time be assigned to him by the Board of Directors of the Company (the "Board") consistent with such position. In addition, during the Term, the Executive will have the authority to recruit, hire or terminate any employee of the Company, and no other employee of the Company shall have such authority other than John A. Beckert while the Executive and Mr. Beckert are both employees of the Company. Subject to Section 9, the Board may not reduce the Executive's title or the scope of the Executive's duties, responsibilities or authority at any time during the Term. The Executive also will serve, without additional compensation, as an officer or director, or both, of any subsidiary or affiliate of the Company or any other entity in which the Company has an equity interest if elected to any such position in accordance with the constituent documents of and laws applicable to such entity, provided, however, that the Company will indemnify the Executive

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from liabilities in connection with serving in any such capacity to the same extent as the Executive is indemnified in the performance of his duties with the Company. The Executive will devote substantially all of his time during normal business hours and his best efforts, full attention and energies to the business and affairs of the Company (excluding reasonable amounts of time devoted to charitable purposes, passive investments and directorships and periods in which he is physically or mentally ill, injured or otherwise disabled).

       4. Cash Compensation. (a) Salary. The Executive's base salary will be $450,000 per year during the Term, payable monthly or otherwise as in effect for other executive officers of the Company from time to time. As of January 1 of each calendar year during the Term, such base salary will be reviewed and may be increased (but not decreased), as determined by the Compensation Committee of the Board (the "Compensation Committee") in its sole discretion.

              (b) Bonus. For each fiscal year of the Company during the Term, the Executive will be eligible to receive an annual performance bonus in an amount not less than 50% of the Executive's base salary in effect on the last day of such year. The actual amount of such bonus, if any, will be determined based upon the Executive's achievement of performance objectives established by the Compensation Committee pursuant to this Agreement or pursuant to any bonus plan in effect for other executive officers of the Company from time to time. Such bonus, if any, will be payable in cash at such time as bonuses are payable to other executive officers of the Company.

              (c) Special Merger Payment. As of the Commencement Date, the Executive will receive a one-time special payment in connection with the Merger. The amount of such payment will equal the amount of additional base salary that the Executive would have received during the calendar year including the Commencement Date if the base salary specified in Section 4(a) had become effective on January 1 of such year. Such payment will be paid in cash as soon as practicable following the Commencement Date.

       5. Options. The Company has previously granted the Executive non-qualified options to purchase shares of Common Stock of the Company pursuant to the Company's 1995 Equity Incentive Plan (the "Equity Incentive Plan"). The Executive will not be eligible to participate in any awards of options that are made under the Equity Incentive Plan in connection with the Merger, but will be eligible to participate in any subsequent awards of options or other equity rights that are made under the Equity Incentive Plan during the Term, at such levels and on such terms as may be determined by the Compensation Committee.

       6.     Benefits.      (a) Participation in Plans.  During the Term, the
Executive will be entitled to participate in all



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retirement and welfare plans and programs of the Company in which executive officers of the Company participate. The Executive's rights under such plans and programs will be governed by the terms thereof and will not be enlarged hereunder or otherwise affected hereby.

              (b) Amendment or Termination. The Executive acknowledges that the Company, in its sole discretion, may amend or terminate any such plan at any time.

       7. Expenses. The Company will pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the general policies of the Company in effect from time to time for other executive officers of the Company.

       8. Place of Performance. During the Term, the principal executive offices of the Company will be located in Dallas, Texas, and the Executive will be based at such offices except for travel required for Company business.

       9. Termination. (a) Termination of Employment. The Executive's employment hereunder may be terminated by the Company for any reason, or without reason, by written notice as provided in Section 14. Subject to the following provisions of this Section 9 and any benefit continuation requirements of applicable law, in the event that the Executive's employment hereunder is terminated during the Term by the Company or the Executive, the compensation and benefit obligations of the Company under this Agreement will cease as of the effective date of such termination, except (i) for any compensation and benefits earned or accrued but unpaid through such date and
(ii) as otherwise provided in this Section 9.

              (b) Termination by the Company Without Cause. If the Executive's employment hereunder is terminated during the Term by the Company other than for Cause or as a result of the Executive's death or Disability, the Company will pay the amount and make available the benefits specified below:

                     (i) Cash Payment. The Executive will receive two times the average of his total cash compensation for the preceding two calendar years. Such payment will be made in a single lump sum within 15 calendar days after the effective date of the Executive's termination of employment with the Company (the "Termination Date").

                     (ii) Welfare Benefits. During the two-year period beginning on the Termination Date (the "Two-Year Severance Period"), the Company will continue to provide the Executive with any welfare benefits that he was receiving from the Company immediately prior to the Termination Date ("Welfare Benefits"). Such Welfare Benefits will be provided to the Executive on the same terms and conditions





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       (including employee contributions toward the cost of benefits or coverage) under which the Executive was entitled to participate immediately prior to the Termination Date. Such Welfare Benefits may be modified or terminated at any time by the Company following the Termination Date, provided that such change is applicable to senior executives of the Company generally. Notwithstanding the foregoing, the Company's obligation to provide Welfare Benefits pursuant to this
       Section 9(b)(ii) will terminate when the Executive commences any other employment with any third party during the Two-Year Severance Period.

                     (iii) Options and Other Equity Rights. On the Termination Date, all options and other equity rights granted to the Executive pursuant to Section 5 hereof which have not vested or become exercisable, as applicable, will vest and become exercisable.

              (c) Termination for Cause. If the Executive's employment hereunder is terminated during the Term by the Company for Cause, the Executive will be entitled to no salary or Welfare Benefits (other than as required by law) which might otherwise accrue after the Termination Date.

              (d) Release. Acceptance by the Executive of any amounts pursuant to this Section 9 will constitute a full and complete release by the Executive of any and all claims the Executive has or may have against the Company, its officers, directors and affiliates, including without limitation claims he might have relating to the Executive's cessation of employment with the Company; provided, however, that there will be excluded from the scope of such release claims that the Executive has or may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during his course of employment consistent with this Agreement.

              (e) Internal Revenue Code Limitations. Notwithstanding anything contained in this Agreement to the contrary, if the "present value" (as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto) of amounts and benefits otherwise payable to the Executive pursuant to this Agreement, when added to the "present value" (as determined under Section 280G of the Code or any successor provision thereto) of any other "parachute payments" (as that term is defined in section 280G of the Code or any successor provision thereto) from the Company, would exceed an amount (the "299% Amount") equal to 299% of the Executive's "base amount" (as that term is defined in Section 280G of the Code (without regard to Section 280G(b)(2)(A)(ii) thereof) or any successor provision thereto), the amounts and benefits payable under this Agreement will be reduced to the minimum extent necessary so that the aggregate present value determined in the previous clause does not exceed the 299% Amount; provided, however, that the foregoing reduction





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will be made only if and to the extent that such reduction would result in an increase in the aggregate amounts and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in the amounts or benefits payable under this Agreement or otherwise is required pursuant to the preceding sentence will be made, if requested by the Executive or the Company, by such tax counsel as may be selected by the Company's independent accountants and reasonably acceptable to the Executive. The fact that the Executive has his right to payments under this Agreement reduced as a result of the existence of the limitations contained in this Section 9(e) will not of itself limit or otherwise affect any rights of the Executive arising other than pursuant to this Agreement.

              (f) Definition of "Cause". For purposes of this Agreement, the term "Cause" means:

                     (i) the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after written notice requesting substantial performance is delivered to the Executive by the Board, which notice identifies in reasonable detail the manner in which the Board believes the Executive has not substantially performed his duties;

                     (ii) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company; or

                    (iii)  a material breach of Section 10.

              (g) Definition of "Disability". For the purposes of this Agreement, the term "Disability" means the Executive's incapacity due to physical or mental illness substantially to perform his duties on a full-time basis for six consecutive months and within 30 calendar days after a notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive's duties.

       10. Confidentiality and No Hire Agreement. (a) Confidentiality. The Executive acknowledges that, in the course of his employment by the Company, he has access to and has become aware of and informed of, and will continue to have access to and become aware of and informed of, confidential and/or proprietary information which is a competitive asset of the Company, including without limitation (i) the terms of any agreements between the Company and third parties, (ii) marketing strategies and marketing methods, (iii) development ideas and strategies, (iv) personnel training and development programs, (v) financial





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results, (vi) strategic plans and demographic analyses, (vii) proprietary computer and systems software, and (viii) any non-public information concerning the Company, its employees, suppliers or customers (collectively, "Confidential Information"). The Executive will keep all Confidential Information in strict confidence during the Term and thereafter and will never directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive's obligations of confidentiality hereunder will survive termination of his employment at the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information becomes, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive's obligations under this Section 10 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

              (b) No Hire Agreement. For a period of two years from the Termination Date, the Executive will not directly or indirectly induce or attempt to induce any employee of the Company to leave the employment of the Company or to accept any other employment or position unless (in each case prior to such inducement or attempted inducement) such employee has been terminated as an employee of the Company by the Company.

              (c) Specific Performance. The Executive acknowledges that a violation of any of the provisions of this Section 10 could cause irreparable harm to the Company, and that the Company's remedy at law for any such violation could be inadequate. Accordingly, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity or proof of actual damages, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions, it being the understanding of the parties hereto that damages, the forfeitures described above and injunctions are proper modes of relief and are not to be considered as alternative remedies.

       11. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that, except as aforesaid, no representations, inducements, promises or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no other





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agreement, statement, or promise pertaining to the subject matter hereof that is not contained in this Agreement will be valid or binding on either party.

       12. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

       13. Successors and Binding Agreement. This Agreement will be binding upon and inure to the benefit of and be enforceable by (i) the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company and (ii) the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement is personal in nature and neither of the parties hereto may, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

       14. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Chairman of the Board of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

       15. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the





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State of Texas, without giving effect to the principles of conflict of laws of such State.

       16. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

       17. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 9 and 10 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

       18. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

       19. Additional Considerations. In connection with the annual review of the Executive's base salary, bonus and other compensation under this Agreement, the Compensation Committee may consider without limitation the compensation of executive officers at similarly situated companies performing comparable functions as the Executive. In addition, so long as Mr. Kline is Chief Executive Officer of the Company, the Compensation Committee may consider without limitation the aggregate compensation of executives at similarly situated companies performing comparable functions as the Executive and Mr. Kline as compared to the aggregate compensation of the Executive and Mr. Kline.

       20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.





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       IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first written above.


                                           BRISTOL HOTEL COMPANY



                                           By:   /s/ Donald J.McNamara
                                              -------------------------------
                                              Donald J. McNamara,
                                              Chairman of the Board

                                           EXECUTIVE



                                                /s/  John A. Beckert
                                           ----------------------------------
                                           John A. Beckert





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